Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-167291) of Ulta Salon, Cosmetics & Fragrance, Inc., and

(2) Registration Statement (Form S-8 No. 333-147127) pertaining to the Ulta Salon, Cosmetics & Fragrance, Inc. 2007 Incentive Award Plan, the Ulta Salon, Cosmetics & Fragrance, Inc. 2002 Equity Incentive Plan and the Ulta Salon, Cosmetics & Fragrance, Inc. Second Amended and Restated Restricted Stock Option Plan of our reports dated March 28, 2012, with respect to the consolidated financial statements of Ulta Salon, Cosmetics & Fragrance, Inc. and the effectiveness of internal control over financial reporting of Ulta Salon, Cosmetics & Fragrance, Inc., included in this Annual Report (Form 10-K) for the year ended January 28, 2012.

/s/     Ernst & Young LLP

Chicago, Illinois

March 28, 2012